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MEMBERWORKS INCORPORATED

EXHIBIT 11 - Statement re computation of per share earnings (unaudited)
                        (In thousands, except per share amounts)



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
                                                                            Three months ended
                                                                               September 30,
                                                                            ------------------
                                                                             1996       1995
                                                                             ----       ----
Net Loss                                                                     $(1,598)   $(1,296)
Preferred stock dividends                                                          -       (154)
                                                                             -------    -------
Net loss attributable to common stock                                        $(1,598)   $(1,450)
                                                                             =======    =======
Weighted average number of shares of Class A common
stock and Common Stock outstanding                                             5,683      5,683

Automatic conversion of Series A, B, C, D and H preferred
stock and redemption of Series E and F preferred stock                         6,610      6,610

Stock options granted one year prior to filing                                   448        448
                                                                             -------    -------
Weighted average number of common shares outstanding as adjusted              12,741     12,741
                                                                             =======    =======
Pro forma net loss per share                                                 $ (0.13)   $ (0.11)
                                                                             =======    =======
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